UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2020

GL Brands, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55687	46-2093679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3939 Beltline Rd., Suite 350, Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 811-4367

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

SEC Order for Reporting Relief

GL Brands, Inc., a Nevada corporation (the “Company”), intended to rely on the Securities and Exchange Commission's Order Under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions from the Reporting and Proxy Delivery Requirements for Public Companies (SEC Release No. 34-88465, March 25, 2020) (the "Order") to delay the filing of its Transition Report on Form 10-K for the transition period ended December 31, 2019 (the "Report") due to the circumstances related to COVID-19. In particular, COVID-19 has caused disruptions in transportation and the displacement of the Company's personnel and third-party service providers, resulting in limited support from its accounting staff and professional advisors. This has delayed the Company's ability to complete its financial statements and the auditor review thereof, which, in turn, has delayed the Company’s ability to prepare the Report. Notwithstanding the foregoing, the Company expects to file the Report no later than June 25, 2020 (which is 45 days from the Report's original filing deadline of May 11, 2020).

The Company communicated with its auditor regarding relying on the Order prior to the Report original filing deadline of May 11, 2020, but it did not receive a response from its auditor until Monday, May 18, 2020, when the auditor stated that “[d]ue to issues at our firm and our client[’]s staffing difficulties as a result of the COVID-19 pandemic, we need additional time to complete the audit procedures related to the period ended December 31, 2019.”

In light of the current COVID-19 pandemic, the Company will be including the following risk factors in its Report.

The outbreak of the coronavirus (COVID-19) has negatively impacted and could continue to negatively impact the global economy. In addition, the COVID-19 outbreak could disrupt or otherwise negatively impact global credit markets and our operations, including the demand for our products and our ability and the ability of our third-party contract manufacturers to manufacture and deliver our products.

The COVID-19 outbreak has negatively impacted and could continue to negatively impact the global economy. In addition, the global and regional impact of the outbreak, including official or unofficial quarantines and governmental restrictions on activities taken in response to such event, could limit our ability and the ability of our third party manufacturers to manufacture and deliver our products, which would have a material adverse impact on our business, financial condition, results of operations and cash flows. The impact of the COVID-19 outbreak could include voluntary or mandatory closures of our facilities, interruptions in our supply chain, which could impact the cost or availability of products, restrictions on our ability to deliver our products, closures of our retail locations and labor shortages. The COVID-19 outbreak could result in reduced consumer demand for our products due to reduced consumer traffic in locations where our products are sold. The COVID-19 outbreak could disrupt or otherwise negatively impact credit markets, which could adversely affect the availability and cost of capital. Such impacts could limit our ability to fund our operations and satisfy our obligations. The extent and potential short and long term impact of the COVID-19 outbreak on our operational and financial performance will depend on future developments, including the duration, severity and spread of the virus, actions that may be taken by governmental authorities and the impact on our supply chain, operations, workforce and the financial markets, all of which are highly uncertain and cannot be predicted.

The occurrence of the COVID-19 pandemic may negatively affect our ability to meet our filing obligations with the Securities and Exchange Commission depending on the severity and longevity of the pandemic.

A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff, professional advisors and our independent auditors. These factors, in turn, may not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission. Depending on the severity and longevity of the COVID-19 pandemic, our business, customers, and shareholders may experience a significant negative impact.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2020	GL BRANDS, INC.

/s/ Carlos Frias
Name: Carlos Frias
Title: Chief Executive Officer

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